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                                                                       Exhibit 5
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                                March 13, 2000

Board of Directors
AnswerThink Consulting Group, Inc.
1001 Brickell Bay Drive, Suite 3000
Miami, Florida 33131

Gentlemen:

          I am Corporate Counsel to AnswerThink Consulting Group, Inc. (the "Corporation"), a Florida corporation. This opinion letter has been prepared in connection with the Corporation's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed offering of shares of common stock, par value $.001 per share, all of which shares (the "Shares") were issued by the Corporation in accordance with the terms of the following: (1) Securities Purchase Agreement, dated as of March 4, 1999, by and among THINK New Ideas, Inc., ("Think"), Capital Ventures International ("CVI") and Marshall Capital Management, Inc. ("MCM") (the "Securities Purchase Agreement"); (2) Stock Purchase Warrant, dated as of March 2, 2000, by and between the Corporation and MCM (the "MCM Warrant");
(3) Stock Purchase Warrant, dated as of March 3, 2000, by and between the Corporation and CVI (the "CVI Warrant"); (4) Common Stock Purchase Option, dated February 10, 1997, issued by Think to Barry Wagner (the "Wagner Option");
(5) Common Stock Purchase Option, dated as of February 10, 1997, issued by Think to Angel Martinez (the "Martinez Option"); (6) Common Stock Purchase Option, dated as of February 10, 1997, issued by Think to Adam Curry (the "Curry Option"); (7) Common Stock Purchase Option, dated as of February 10, 1997, issued by Think to Ronald Bloom (the "Bloom Option"); (8) Common Stock Purchase Option, dated as of August 6, 1997, issued by Think to Richard Char (the "Char Option"); (9) Common Stock Purchase Option, dated as of January 7, 1999, issued by Think to Scott Metcalf (the "Metcalf Option"); (10) Common Stock Purchase Option, dated as of March 23, 1999, issued by Think to Kenneth Orton (the "Orton Option"); (11) Merger Agreement, dated as of April 27, 1998, by and among the Corporation, AnswerThink Acquisition Subsidiary #1, Inc., Legacy Technology, Inc. and the Stockholders of Legacy Technology, Inc. (the "Merger Agreement");
(12) Warrant to Purchase Common Stock of Think, dated November 26, 1996, by and between Think and Commonwealth Associates (the "Commonwealth Associates Warrant"); and (13) Asset Purchase Agreement, dated as of March 10, 1999, by and among THINK, Envision Group, James Hartley and Paul Ashcraft (the "Asset Purchase Agreement" and, together with the Securities Purchase Agreement, the MCM Warrant, the CVI Warrant, the Wagner Option, the Martinez Option, the Curry Option, the Bloom Option, the Char Option, the Metcalf Option, the Orton Option, the Merger Agreement and the Commonwealth Associates Warrant, the "Agreements"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
(S) 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, I have examined copies of the following documents:

          1.   An executed copy of the Registration Statement;

          2.   Executed copies of the Agreements;

          3. The Restated Articles of Incorporation of the Corporation, with amendments thereto;

          4.   The Bylaws of the Corporation, as amended to date; and

          5. Resolutions of the Board of Directors of the Corporation adopted by unanimous written consent on June 22, 1999, relating to, among other things, approval of the Agreement and Plan of Merger dated June 24, 1999, between the Corporation and Think.

          In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to me, and the conformity with the original documents of all documents
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submitted to me as certified, telecopied, photostatic, or reproduced copies.
This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the Florida Business Corporation Act. I express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to and limited by the foregoing, I am of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Agreements, and (iii) receipt by the Corporation of the consideration for the Shares specified in the Agreements and resolutions of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable under the Florida Business Corporation Act.

          I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without my prior written consent.

          I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Frank A. Zomerfeld, Esq.

                                    Frank A. Zomerfeld, Esq.